Exhibit 10.7

COEUR MINING, INC.
AMENDED AND RESTATED
EXECUTIVE SEVERANCE POLICY
SECTION 1
INTRODUCTION
This Coeur Mining, Inc. Amended and Restated Executive Severance Policy (the “Policy”) is effective as of February 5, 2018 (the “Effective Date”). The original Policy was effective as of January 1, 2012, and was last amended and restated effective September 16, 2013. The purpose of the Policy is to provide for the payment of severance benefits to certain executives of Coeur Mining, Inc. (the “Company”) or one of its subsidiaries in connection with a termination of employment in certain circumstances. The Policy is intended to be an unfunded plan that is maintained primarily to provide severance compensation and benefits to a select group of “management or highly compensated employees” within the meaning of Sections 201, 301, and 401 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and therefore to be exempt from the provisions of Parts 2, 3, and 4 of Title I of ERISA.
SECTION 2
DEFINITIONS
For purposes of the Policy, the terms below are defined as follows:
(a)“Administrator” means the Compensation Committee of the Board, or any successor thereto or other committee designated by the Board to assume the obligations of the Administrator hereunder.
(b)“Base Salary” means the annual base salary payable to an Eligible Employee at the time of the Termination Date.
(c)“Board” means the Board of Directors of the Company.
(d)“Cause” means (a) that the Eligible Employee has failed to perform his or her duties after having received from the Company written documentation that such duties are not being performed, which written documentation shall specify how performance is deficient, and the Eligible Employee then fails to resume satisfactory performance promptly after receipt of such documentation and failure of performance is not satisfactorily rectified; (b) a serious and substantial failure to perform the Eligible Employee’s duties, which failure is so obvious and so harmful to Company that written documentation and an opportunity to rectify conduct need not be afforded by Company to the Eligible Employee; and (c) conviction of a felony, or engagement in illegal conduct which may not constitute a felony but which is injurious to the Company, in either such case Company need not allow the Eligible Employee to rectify nonperformance. For purposes of this definition, failure to perform duties includes, but is not limited to, misfeasance or nonfeasance of duty which was intended to, or does, injure the Company’s reputation or its business or relationships, including normal working relationships between employees; willful and continued failure of the Eligible Employee to substantially perform his or her duties (except by reason of physical or mental disability); dishonesty in the performance of the Eligible Employee’s duties and any material breach by the Eligible Employee of any promise to perform his or her duties as set forth in an employment agreement or otherwise.
(e)“Change in Control” means the occurrence of:
(A)any organization, group or person (“Person”) (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) (the “Exchange Act”) is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the then outstanding securities of the Company; or
(B)during any two-year period, a majority of the members of the Board serving at the beginning of such two-year period is replaced by directors who are not nominated and approved by the Board; or

(C)a majority of the members of the Board is represented by, appointed by or affiliated with any Person whom the Board has determined is seeking to effect a Change in Control of the Company; or
(D)    the Company shall be combined with or acquired by another company and the Board shall have determined, either before such event or thereafter, by resolution, that a Change in Control will or has occurred.
(f)“Code” means the Internal Revenue Code of 1986, as amended.
(g)“Company” means Coeur Mining, Inc. and its subsidiaries.
(h)“Disability” means inability or incapacity, due to physical or mental illness, of an Eligible Employee to perform his or her duties with the Company for a period of six (6) continuous months. The determination whether an Eligible Employee has suffered a Disability shall be made by the Administrator based upon such evidence as it deems necessary and appropriate. An Eligible Employee shall not be considered disabled unless he or she furnishes such medical or other evidence of the existence of the Disability as the Administrator, in its sole discretion, may require.
(i)“Eligible Employee” means an executive officer or other key employee of Coeur Mining, Inc. or any of its subsidiaries who has been designated by the Administrator as eligible under the Policy by holding significant duties in the Company at the time of eligibility and who has executed an acknowledgement of this Policy.
(j)“Good Reason” means (A) for purposes of a termination of employment that occurs more than 90 days prior to or more than two (2) years following a Change in Control, a termination of employment within sixty (60) days following: (i) a material reduction in the Eligible Employee’s responsibilities, authorities or duties as compared to those in existence as of the later of the date that the Eligible Employee became an Eligible Employee or the Effective Date; or (ii) material failure of the Company to pay to Eligible Employee any amount otherwise vested and due under any agreement, plan or policy of the Company, which failure in either (i) or (ii) is not cured within thirty (30) days from receipt by the Company of written notice from Eligible Employee which specifies the details of the failure, and (B) for purposes of a termination of employment that occurs within the period that begins 90 days prior to and ends two (2) years following a Change in Control, a termination of employment within sixty (60) days following: (i) a material reduction in the Eligible Employee’s annual base salary or annual incentive opportunity under the Company’s Annual Incentive Plan or any successor plan, except for across-the-board reductions generally applicable to all Eligible Employees; (ii) a material reduction in the Eligible Employee’s responsibilities, authorities or duties as compared to those in existence as of the later of the date that the Eligible Employee became an Eligible Employee or the Effective Date; (iii) the Company’s requiring the Eligible Employee to be based at a location which is more than fifty (50) miles from the Eligible Executive’s principal place of employment immediately prior to the change other than in connection with the Company’s pending corporate headquarters relocation from Coeur d’Alene, Idaho to Chicago, Illinois; or (iv) material failure of the Company to pay to Eligible Employee any amount otherwise vested and due under any agreement, plan or policy of the Company, which failure in either (i), (ii), (iii) or (iv) is not cured within thirty (30) days from receipt by the Company of written notice from Eligible Employee which specifies the details of the failure.
(k)“Involuntary Termination” means any termination of an Eligible Employee’s employment with the Company (or its successor) (a) by the Company (or its successor) for any reason other than Cause, the Eligible Employee’s death or Disability or (ii) by the Eligible Employee with Good Reason.
(l)“Target Incentive” means an Eligible Employee’s target annual incentive under the Company’s Annual Incentive Plan or any similar or successor plan for the year in which the Termination Date occurs.
(m)    “Termination Date” means (a) for purposes of termination for Good Reason, the date that the Eligible Employee submits his or her written notice of resignation to the Company and (b) for purposes of any other Involuntary Termination, the date specified in the written notice of termination that the Company delivers to the Eligible Employee.
SECTION 3
ELIGIBILITY FOR BENEFITS
Subject to the requirements set forth in this Section 3, the Company will provide the severance benefits described in Section 4 of this Policy to an Eligible Employee whose termination of employment with the Company is an Involuntary Termination that occurs within the period that is more than 90 days prior to or more than two (2) years following a Change in Control.

Alternatively, the Company will provide the severance benefits described in Section 5 of this Policy to an Eligible Employee whose termination of employment with the Company is an Involuntary Termination that occurs within the period that begins 90 days prior to and ends two years following a Change in Control. In the case of an Eligible Employees’ Disability or death, the Company will provide the Accrued Rights described in Section 6 of this Policy.
SECTION 4
POLICY BENEFITS PAYABLE APART FROM A CHANGE IN CONTROL
In the event of an Involuntary Termination that occurs within the period that is more than 90 days prior to or more than two (2) years following a Change in Control, Eligible Employee shall be entitled to the following benefits (subject to Sections 7 and 8):
(a)    Accrued Rights. A payment of the accrued rights due to the Eligible Employee consisting of the sum of (i) Eligible Employee’s Base Salary through the Termination Date not theretofore paid; (ii) any expenses owed to the Eligible Employee under the Company’s expense reimbursement policy; ; and (iii) any amount arising from the Eligible Employee’s participation in, or benefits under, any employee benefit plans, programs or arrangements (including, without limitation, the Company’s Amended and Restated 2003 Long-Term Incentive Plan, 2015 Long-Term Incentive Plan, Annual Incentive Plan, and/or any successors thereto), which amounts shall be payable in accordance with the terms and conditions of such employee benefits plans, programs or arrangements (clauses (i)-(iii) collectively shall be the “Accrued Rights”), which (except for amounts under clause (iii) which shall be paid pursuant to the applicable plan, program or arrangement) shall be paid to the Eligible Employee promptly, but in all events within thirty days following the Termination Date;
(b)    Severance. Severance pay consisting of an amount equal to two times the sum of the Base Salary and Target Incentive for the full year in which the Termination Date occurs, which amount shall be payable to the Eligible Employee in twelve (12) equal monthly installments commencing on the date that is thirty days following the Termination Date; and
(c)    Benefits Continuation. Continuation of the health care benefits for the Eligible Employee and his dependents until the earlier of (1) the date Eligible Employee becomes eligible for comparable coverage (at a comparable cost) or (2) the first anniversary of the Termination Date, which benefits shall be provided at the same coverage level as in effect as of the Termination Date, and at the same premium cost to the Eligible Employee that was paid by the Eligible Employee as of the Termination Date (subject to the terms and conditions of such benefit plans as in effect from time to time).
SECTION 5
POLICY BENEFITS PAYABLE IN CONNECTION WITH A CHANGE IN CONTROL
In the event of an Involuntary Termination that occurs within the period that begins 90 days prior to and ends two (2) years following a Change in Control, Eligible Employee shall be entitled to the following benefits (subject to Sections 7 and 8):
(a)    Accrued Rights. A payment of the Accrued Rights, which amounts shall be payable in accordance with the terms and conditions of such employee benefits plans, programs or arrangements, which (except for amounts under Section 4(a)(iii) which shall be paid pursuant to the applicable plan, program or arrangement) shall be paid to the Eligible Employee promptly, but in all events within thirty dates following the Termination Date;
(b)    Severance. A lump sum severance payment in an amount equal to two (2) times the sum of the Base Salary and Target Incentive for the full year in which the Termination Date occurs, which amount shall be payable to the Eligible Employee within sixty (60) days following the Termination Date; and
(c)    Benefits Continuation. Continuation of the health care benefits for the Eligible Employee and his dependents until the earlier of (1) the date Eligible Employee becomes eligible for comparable coverage (at a comparable cost) or (2) the eighteen month anniversary of the Termination Date, which benefits shall be provided at the same coverage level as in effect as of the Termination Date, and at the same premium cost to the Eligible Employee that was paid by the Eligible Employee as of the Termination Date (subject to the terms and conditions of such benefit plans as in effect from time to time).

SECTION 6
POLICY BENEFITS PAYABLE IN THE CASE OF DISABILITY OR DEATH
Upon termination of an Eligible Employee’s employment by reason of death or Disability, Employee or Employee’s estate (as the case may be) shall be entitled to receive the Accrued Rights as set forth in Section 4(a), and shall have no further rights to any compensation or any other benefits under this Policy.
SECTION 7
LIMITATIONS ON BENEFITS
(a)    Excise Taxes. If the severance payments provided for under this Policy, either alone or together with other payments which Eligible Employee would have the right to receive from the Company, would constitute a “parachute payment,” as defined in Section 280G(a) of the Code as in effect at the time of payment, such payment shall be reduced to the largest amount (the “Reduced Amount”) as will result in no portion being subject to the excise tax imposed by Section 4999 of the Code or the disallowance of a deduction by Company pursuant to Section 280G of the Code; provided, however, that such amounts shall not be so reduced if the Company determines that without such reduction the Eligible Employee would be entitled to receive and retain, on a net after-tax basis, an amount greater than the amount, on a net after-tax basis, that the Eligible Employee would be entitled to receive and retain upon the Eligible Employee’s receipt of the Reduced Amount. The determination of the amount of any reduction under this section, and the plan and payment to which such reductions shall apply, shall, to the extent permitted by Section 409A, be made in good faith by the Company and otherwise shall be made in such a manner so as to maximize the value of payments to the Eligible Employee and such determination shall be binding on the Eligible Employee.
(b)    Termination of Benefits. In the event an Eligible Employee, at any time, violates any proprietary information of confidentiality obligation to the Company, any of the restrictive covenants set forth in Section 8 of this Policy or any other obligations of the Eligible Employee under an employment or other agreement with the Company, (i) the Eligible Employee will be deemed in material breach of this Policy and (ii) the Company will be relieved of any ongoing obligation to comply with any of the terms of this Policy, including without limitation the obligation to make the payments described in Sections 4 or 5 (other than the Accrued Rights described in 4(a) and 5(a)).
(c)    Non-Duplication of Benefits. No Eligible Employee is eligible to receive benefits under the Policy more than one time.
(d)    Indebtedness of Eligible Employees. If the Eligible Employee is indebted to the Company or an affiliate of the Company at his or her Termination Date, the Company reserves the right to offset any payments due under the Policy by the amount of such indebtedness.
(e)    Section 409A Compliance. All payments pursuant to this Policy shall be subject to the provisions of this Section 7(e). This Policy is intended to be interpreted and operated to the fullest extent possible so that the payments and benefits hereunder either shall be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) or shall comply with the requirements of Section 409A; provided, however, that notwithstanding anything to the contrary in this Policy, in no event shall the Company be liable to the Eligible Employee for or with respect to any taxes, penalties or interest which may be imposed upon the Eligible Employee pursuant to Section 409A. For purposes of this Policy, the date on which a “separation from service” pursuant to Section 409A (“Separation from Service”) occurs shall be treated as the termination of employment date for purposes of determining the timing of payments under this Policy to the extent necessary to have such payments and benefits under this Policy be exempt from the requirements of Section 409A or comply with the requirements of Section 409A. For purposes of determining whether a Separation from Service has occurred for purposes of Section 409A, a Separation from Service is deemed to include a reasonably anticipated permanent reduction in the level of services performed by the Eligible Employee to less than fifty percent (50%) of the average level of services performed by the Eligible Employee during the immediately preceding 12-month period (or period of service if less than twelve (12) months).
To the extent that any payment or benefit pursuant to this Policy constitutes a “deferral of compensation” subject to Section 409A (after taking into account to the maximum extent possible any applicable exemptions) (a “409A Payment”) treated as payable upon a Separation from Service, then, if on the date of the Eligible Employee’s Separation from Service, the Eligible Employee is a Specified Employee, then to the extent required for Eligible Employee not to incur additional taxes pursuant to Section 409A, no such 409A Payment shall be made to the Eligible Employee sooner than the earlier of (i) six (6) months after the Eligible Employee’s Separation from Service; or (ii) the date of the Eligible Employee’s death. Should this Section 7(e)

otherwise result in the delay of in-kind benefits, any such benefit shall be made available to the Eligible Employee by the Company during such delay period at the Eligible Employee’s expense. Should this Section 7(e) result in payments or benefits to the Eligible Employee at a later time than otherwise would have been made under this Policy, on the first day any such payments or benefits may be made without incurring additional tax pursuant to Section 409A (the “409A Payment Date”), the Company shall make such payments and provide such benefits as provided for in this Policy, provided that any amounts that would have been payable earlier but for the application of this Section 7(e), as well as reimbursement of the amount the Eligible Employee paid for benefits pursuant to the preceding sentence, shall be paid in lump-sum on the 409A Payment Date along with accrued interest at the Prime Rate quoted by JP Morgan Chase on the date that payments or benefits, as applicable, to the Eligible Employee should have been made under this Policy. For purposes of this Section 7(e), the term “Specified Employee” shall have the meaning set forth in Section 409A.
For purposes of complying with Section 409A and without extending the payment timing otherwise provided in this Policy, taxable reimbursements under this Policy, subject to the following sentence and to the extent required to comply with Section 409A, will be made no later than the end of the calendar year following the calendar year in which the expense was incurred. To the extent required to comply with Section 409A, any taxable reimbursements and any in-kind benefits under this Policy will be subject to the following: (a) payment of such reimbursements or in-kind benefits during one calendar year will not affect the amount of such reimbursement or in-kind benefits provided during any other calendar year (other than for medical reimbursement arrangements as excepted under Treasury Regulations §1.409A-3(i)(1)(iv)(B) solely because the arrangement provides for a limit on the amount of expenses that may be reimbursed under such arrangement over some or all of the period the arrangement remains in effect); (b) such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another form of compensation to the Eligible Employee; and (c) the right to reimbursements under this Policy will be in effect for the lesser of the time specified in this Policy or ten years plus the lifetime of the Eligible Employee. Any taxable reimbursements or in-kind benefits shall be treated as not subject to Section 409A to the maximum extent provided by Section 409A.
No 409A Payment payable under this Policy shall be subject to acceleration or to any change in the specified time or method of payment, except as otherwise provided under this Policy and consistent with Section 409A. If under this Policy, a 409A Payment is to be paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment.
SECTION 8
RELEASE; COVENANTS
(a)    Release. Notwithstanding anything herein to the contrary, an Eligible Employee shall be entitled to the payments and benefits provided for in Sections 4 or 5 (other than the Accrued Rights described in 4(a) and 5(a)) if and only if the Eligible Employee executes and delivers to the Company a general release of claims against the Company in a form reasonably satisfactory to the Company (the “General Release”) within twenty-one (21) days following the Termination Date (which General Release shall be provided to the Eligible Employee on or about the Termination Date) and the General Release has become effective and irrevocable in accordance with its terms.
(b)    Agreement Not to Compete. As a condition to and in consideration for any benefits provided under this Policy, an Eligible Employee shall not for twelve (12) months following an Involuntary Termination (the “Restricted Period”), directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, compete with the Company or any affiliate (collectively, the “Company Group”) within any state, province or region in any country in which the Company Group conducts business, or has plans (of which Eligible Employee was aware) to conduct business, as of the Termination Date, or undertake any planning for any business competitive with the Company Group. Specifically, but without limiting the foregoing, an Eligible Employee shall not to engage in any manner in any activity that is directly or indirectly competitive with the business of the Company Group as conducted as of the Termination Date or that otherwise provides services that directly or indirectly competes with services provided to clients by the Company Group, and further agrees not to work or provide services, in any capacity, whether as an employee, independent contractor or otherwise, whether with or without compensation, to any Person who is engaged in any business that is competitive with the business of the Company Group or otherwise provides services that directly or indirectly competes with services provided to clients by the Company Group. For the purposes of this Section 8(b), the business of the Company shall include active exploration and precious metals mining operations. The foregoing, however, shall not prevent an Eligible Employee’s passive ownership of two percent (2%) or less of the equity securities of any publicly traded company.
(c)    Agreement Not to Solicit Business Contacts. As a condition to and in consideration for any benefits provided under this Policy, an Eligible Employee shall not, during the Restricted Period, directly or indirectly (i) solicit or encourage any client, customer, bona fide prospective client or customer, supplier, licensee, licensor, landlord or other business relation of the

Company and/or any of its affiliates (each a “Business Contact”) to terminate or diminish its relationship with them; or (ii) seek to persuade any such Business Contact to conduct with anyone else the business of the Company that such Business Contact conducts or could conduct with the Company and/or any of its affiliates.
(d)    Agreement Not to Solicit or Hire Employees. As a condition to and in consideration for any benefits provided under this Policy, an Eligible Employee shall not, during the Restricted Period, directly or indirectly solicit for employment, employ or induce or attempt to induce any employees, consultants, contractors or representatives of the Company and/or any of its affiliates to stop working for, contracting with or representing the Company and/or its affiliates. Notwithstanding the foregoing, an Eligible Employee will not be in breach or violation hereof in the event the Eligible Employee uses any form of industry wide or public media to advertise, seek or solicit employment, consulting, contract or representative services without specifically targeting the employees, consultants, contractors or representatives of the Company.
(e)    Non-Disparagement. As a condition to and in consideration for any benefits provided under this Policy, an Eligible Employee shall not, during the Restricted Period or at any time thereafter, make, directly or indirectly, any public or private statements or other communications that are or could be harmful to or reflect negatively on (or that are otherwise disparaging of) the Company or any of its affiliates or their respective businesses, or any of their past, present or future officers, directors, employees, advisors, agents, policies, procedures, practices, decision-making, conduct, professionalism or compliance with standards, provided that an Eligible Employee may give truthful testimony under oath if so required.
SECTION 9
RIGHT TO INTERPRET POLICY; AMENDMENT AND TERMINATION
(a)    Exclusive Discretion. The Administrator will have the exclusive discretion and authority to establish rules, forms and procedures for the administration of the Policy and to construe and interpret the Policy and to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of the Policy, including, but not limited to, the eligibility to participate in the Policy and amount of benefits paid under the Policy. The rules, interpretations, computations and other actions of the Administrator will be binding and conclusive on all persons.
(b)    Amendment or Termination.
(i)    Prior to the occurrence of a Change in Control, the Board or Administrator may amend or terminate the Policy at any time and from time to time. Termination or amendment of the Policy shall not affect any obligation of the Company under the Policy, which has accrued and is unpaid as of the effective date of the termination or amendment.
(ii)    From and after the occurrence of a Change in Control, no provision of the Policy shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Eligible Employee and by an authorized officer of the Company (other than the Eligible Employee).
(iii)    Notwithstanding anything herein to the contrary, the Board or the Administrator may amend the Policy (which amendment shall be effective upon its adoption or at such other time designated by the Board or the Administrator, as applicable) at any time as may be necessary to avoid the imposition of any additional taxes or penalties under Section 409A; provided, however, that any such amendment shall be implemented in such a manner as to preserve, to the greatest extent possible, the terms and conditions of the Policy as in existence immediately prior to any such amendment.
SECTION 10
NO RIGHT TO CONTINUED EMPLOYMENT OR SERVICE
Nothing herein shall confer upon an Eligible Employee any right to continue in the employ or service of the Company or any of its affiliates and this Policy shall not be deemed a contract of employment. If an Eligible Employee’s employment terminates for any reason other than an Involuntary Termination, the Eligible Employee shall not be entitled to any benefits, damages, awards or compensation under this Policy, but may be entitled to payments or benefits in accordance with the Company’s other established employee plans and practices or pursuant to other agreements with the Company.

SECTION 11
SUCCESSORS
(a)    Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) or to all or substantially all of the Company’s business and/or assets will assume the obligations under the Policy and agree expressly to perform the obligations under the Policy in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under the Policy, the term “Company” will include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 11(a) or which becomes bound by the terms of the Policy by operation of law or otherwise.
(b)    Eligible Employee’s Successors. The terms of the Policy and all rights of the Eligible Employee hereunder will inure to the benefit of, and be enforceable by, the Eligible Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
SECTION 12
LEGAL CONSTRUCTION
The Policy is intended to be governed by and will be construed in accordance with the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and, to the extent not preempted by ERISA, the laws of the State of Illinois.
SECTION 13
CLAIMS, INQUIRIES AND APPEALS
(a)    Applications for Benefits and Inquiries. Any application for benefits, inquiries about the Policy or inquiries about present or future rights under the Policy must be submitted to the Administrator in writing.
(b)    Denial of Claims. In the event that any application for benefits is denied in whole or in part, the Administrator must notify the applicant, in writing, of the denial of the application, and of the applicant’s right to request a review of the denial. The written notice of denial will be set forth in a manner designed to be understood by the applicant and will include specific reasons for the denial, specific references to the Policy provision upon which the denial is based, a description of any information or material that the Administrator needs to complete the review and an explanation of the Policy’s review procedure.
This written notice will be given to the applicant within ninety (90) days after the Administrator receives the application, unless special circumstances require an extension of time, in which case, the Administrator has up to an additional ninety (90) days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial ninety (90) day period.
This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Administrator is to render its decision on the application. If written notice of denial of the application for benefits is not furnished within the specified time, the application will be deemed to be denied. The applicant will then be permitted to appeal the denial in accordance with the review procedure described below.
(c)    Request for a Review. Any person (or that person’s authorized representative) for whom an application for benefits is denied (or deemed denied), in whole or in part, may appeal the denial by submitting a request for a review to the Administrator within sixty (60) days after the application is denied (or deemed denied). The Administrator will give the applicant (or his or her representative) an opportunity to review pertinent documents in preparing a request for a review. A request for a review will be in writing and will be addressed to:

Coeur Mining, Inc.
104 S. Michigan Ave, 9th Floor
Chicago, IL 60603
Attn: General Counsel

A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent. The Administrator may require the applicant to submit additional facts, documents or other material as it may find necessary or appropriate in making its review.
(d)    Decision on Review. The Administrator will act on each request for review within sixty (60) days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional sixty (60) days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial sixty (60) day period. The Administrator will give prompt, written notice of its decision to the applicant. In the event that the Administrator confirms the denial of the application for benefits in whole or in part, the notice will outline, in a manner calculated to be understood by the applicant, the specific Policy provisions upon which the decision is based. If written notice of the Administrator’s decision is not given to the applicant within the time prescribed in this Section 13(d), the application will be deemed denied on review.
(e)    Rules and Procedures. The Administrator will establish rules and procedures, consistent with the Policy and with ERISA, as necessary and appropriate in carrying out its responsibilities in reviewing benefit claims. The Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial (or deemed denial) of benefits to do so at the applicant’s own expense.
(f)     Exhaustion of Remedies. No legal action for benefits under the Policy may be brought until the claimant (i) has submitted a written application for benefits in accordance with the procedures described by Section 13(a) above, (ii) has been notified by the Administrator that the application is denied (or the application is deemed denied due to the Administrator’s failure to act on it within the established time period), (iii) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 13(c) above and (iv) has been notified in writing that the Administrator has denied the appeal (or the appeal is deemed to be denied due to the Administrator’s failure to take any action on the claim within the time prescribed by Section 13(d) above).
SECTION 14
BASIS OF PAYMENTS TO AND FROM POLICY
All benefits under the Policy will be paid by the Company. The Policy will be unfunded, and benefits hereunder will be paid only from the general assets of the Company.
SECTION 15
OTHER POLICY INFORMATION
(a)     Employer Identification Numbers. The Employer Identification Number assigned to the Company (which is the “Policy Sponsor” as that term is used in ERISA) by the Internal Revenue Service is 82-0109423.

(b)     Agent for the Service of Legal Process. The agent for the service of legal process with respect to the Policy is Coeur Mining, Inc., Attn: General Counsel, at the addresses set forth in Section 13(c) above.

(c)     Policy Sponsor and Administrator. The “Policy Sponsor” and the “Administrator” of the Policy is Coeur Mining, Inc., at the addresses set forth in Section 13(c) above. The Policy Sponsor’s and Administrator’s telephone number is (208) 667-3511 through September 30, 2013, and at such other phone number as may be listed from time to time thereafter on the Policy Sponsor’s website at www.coeur.com. The Administrator is the named fiduciary charged with the responsibility for administering the Policy.
SECTION 16
MISCELLANEOUS
(a)    Notice. Any and all notices, requests, demands and other communications provided for by this Policy shall be in writing and shall be effective when delivered in person, consigned to a reputable national courier service or deposited in the United States mail, postage prepaid, registered or certified, and addressed to the Eligible Employee at his or her last known address on the books of the Company or, in the case of the Company, at its principal place of business, attention of the General Counsel or to such other address as any party may specify by notice to the other actually received.

(b)    No Waiver. The failure of a party to insist upon strict adherence to any term of the Policy on any occasion shall not be considered a waiver of such party’s rights or to deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of the Policy.

(c)    Severability. In the event that any one or more of the provisions of the Policy shall be or become invalid, illegal or unenforceable in any respect or to any degree, the validity, legality and enforceability of the remaining provisions of the Policy shall not be affected thereby. The parties intend to give the terms of the Policy the fullest force and effect so that is any provision shall be found to be invalid or unenforceable, the court reaching such conclusion may modify or interpret such provision in a manner that shall carry out the parties’ intent and shall be valid and enforceable.
(d)    Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof or to affect the meaning thereof.
(e)     Specific Performance. If in the opinion of any court of competent jurisdiction the covenants described in Section 7(b) and Section 8 of the Policy are not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of this covenant as to the court shall appear not reasonable and to enforce the remainder of the covenant as so amended. Any breach of the covenants contained in Section 7(b) and Section 8 would irreparably injure the Company. Accordingly, the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 7(b) and Section 8 would be inadequate and, in the event of such a breach or threatened breach, the Company may, without posting any bond, in addition to pursuing any other remedies it may have in law or in equity, obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available against the Eligible Employee from any court having jurisdiction over the matter, restraining any further violation of the Policy by the Eligible Employee.
(f)    Creditor Status of Eligible Employees. In the event that any Eligible Employee acquires a right to receive payments from the Company under the Policy such right shall be no greater than the right of any unsecured general creditor of the Company.
(g)    Facility of Payment. If it shall be found that (i) an Eligible Employee entitled to receive any payment under the Policy is physically or mentally incompetent to receive such payment and to give a valid release therefor, and (ii) another person or an institution is then maintaining or has custody of such Eligible Employee, and no guardian, committee, or other representative of the estate of such person has been duly appointed by a court of competent jurisdiction, the payment may be made to such other person or institution referred to in (ii) above, and the release shall be a valid and complete discharge for the payment.
(h)    Withholding Taxes. The Company may withhold from any amounts payable under the Policy such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.